Exhibit 99.1

For:	Calavo Growers, Inc.

Contact:	Financial Profiles, Inc.
Lisa Mueller, Senior Vice President
(310) 622-8231
calavo@finprofiles.com

CALAVO GROWERS, INC. ANNOUNCES

FISCAL 2020 FIRST QUARTER RESULTS

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First Quarter Highlights Include:

•	15 Percent Increase in Fresh Avocado Unit Volume over Last Year
•	Revenues Rose to a Record $273.3 Million from $258.0 Million
•	Gross Profit Registered $15.8 Million Versus $30.8 Million Last Year
•	Net Loss of $0.9 Million; Adjusted Net Income(1) of $1.2 Million
•	Diluted Loss Per Share of 5 Cents; Adjusted Diluted EPS(1) of 7 Cents

Looking Forward for Fiscal Year 2020:

•	CEO Gibson Forecasts Double-Digit Growth in Adjusted EPS over Remaining Three Quarters

SANTA PAULA, Calif. (March 10, 2020)—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global avocado-industry leader and expanding provider of value-added fresh food, today reported financial results for its fiscal 2020 first quarter.  Revenues rose to reach a new first-period record,  paced primarily by a sharp increase in fresh avocado sales. However, transitory factors in Calavo’s three business segments resulted in profit that fell beneath company expectations in the initial quarter.

Revenues rose six percent to a new first-quarter record of $273.3  million, surpassing the previous high of $258.0 million posted in the same period last year.  Gross profit was $15.8 million, or 5.8 percent of revenues, which compares with $30.8 million, or 12.0 percent of revenues, in the fiscal 2019 first quarter.  The company posted a loss from operations of $0.4 million in the most-recent quarter, versus operating income of $16.6 million in the year-ago initial period.

Net loss for the three months ended Jan. 31, 2020 was $0.9 million, or $0.05 per diluted share.  This compares with net income of $4.5 million, equal to $0.26 per diluted share, in the year-earlier first quarter.  Excluding certain items impacting

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(1)  Adjusted financial metrics, such as adjusted net income and adjusted EPS, used throughout this release are non-GAAP measures that exclude items affecting comparability.  Reconciliations of non-GAAP financial measures to GAAP financial measures are provided in the financial tables that accompany this release.

Calavo Growers, Inc. Announces Fiscal 2020 First Quarter Results/2-2-2

comparability, adjusted net income(1) was $1.2  million, or $0.07 per diluted share, versus adjusted net income of $13.0 million, or $0.74 per diluted share, in the fiscal 2019 first quarter.

James E. Gibson, who assumed the position of chief executive officer on Feb. 1, 2020, stated: “Continued growth in avocado consumption drove double-digit sales growth in our Fresh segment, and propelled total revenues to a  new first-quarter high.  While we are pleased by this top-line growth, Fresh segment gross profit was impacted by a number of industry factors in the first quarter.  Specifically, we encountered market conditions in which selling prices remained relatively flat for most of the quarter,  but avocado fruit costs rose consistently across the quarter.  These challenging circumstances were driven primarily by poor fruit quality across the industry, specifically an over-abundance of lower-quality, #2 grade fruit during the period.  While these transitory market conditions significantly impacted first quarter Fresh segment gross profit, we are encouraged by early indicators which show restored fresh avocado gross profit in the initial month of the current quarter.”

The Calavo CEO continued, “In line with our earlier forecast of double-digit growth in avocado volume this year, the company packed and sold 15 percent more avocado pounds in the latest quarter and outstripped overall estimated U.S. industry volume growth in the period.

“Sales in the Renaissance Food Group (RFG) unit trended higher in the first quarter at company-operated manufacturing facilities – primarily the Georgia production facility that came online in fiscal 2019.  This growth was partially offset by lower sales in the Midwest where previously discussed issues with the company’s co-packer in the region continued to hamper results which I elaborate upon in the Outlook section below.  Our manufacturing operations performed below expectations, and results were also impacted by seasonality that historically makes the first quarter a weaker profit period for RFG’s fresh-cut fruit and vegetables business.  To mitigate these issues,  early in the initial period we put in place a number of initiatives that began to take hold and drove improved segment margin during the quarter and into the first

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Calavo Growers, Inc. Announces Fiscal 2020 First Quarter Results/3-3-3

month of the second quarter,  in both our existing and newer facilities.  Notable, as well, the company late last quarter announced the acquisition by RFG of SFFI Company, Inc. (known as Simply Fresh Fruit), a high-quality producer of fresh-cut fruit primarily for the hospitality and foodservice categories, which we expect will complement the segment’s historically retail-grocery focus.

“Calavo Foods showed sharp sequential improvement in segment gross profit,  which rose by $1.8 million compared to the fiscal 2019 fourth quarter, largely resulting from the easing of avocado input costs and improved production processes.   Gross profit margin also climbed year-over-year in the first quarter and was in line with historic norms. However, industry retail sales volume was lower than expected during the period which, in turn, impacted our total gross profit.”

First-quarter sales in Calavo’s Fresh business segment rose by 13 percent to $133.2  million from $117.4  million in the fiscal 2019 corresponding period.  Fresh segment gross profit contracted to $6.6  million, equal to 4.9 percent of segment sales, from $20.9 million, or 17.8 percent of segment sales, in the fiscal 2019 first quarter primarily due to the market conditions noted above (poor fruit quality). Total Fresh segment unit volume (avocados, tomatoes and papayas) increased to 4.7 million in this year’s first quarter from 4.3 million in the fiscal 2019 initial period.

RFG business segment sales in the first quarter were up slightly to $120.9 million from $119.1 million in the year-earlier initial period.  As CEO Gibson noted, RFG segment sales growth principally reflects expanded customer relationships resulting from the addition last year of the new Georgia production facility.  The segment’s top-line growth was constrained principally by the lower production from the company’s co-packing partner in the Midwest.  Segment gross profit totaled $2.9  million, or 2.4  percent of segment sales, in the most recent quarter versus $3.2 million, equal to 2.7 percent of segment sales in last year’s first quarter.  RFG gross profit continues to be affected by start-up costs at newer production facilities (open less than one year) that are working to scale and optimize production.

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Calavo Growers, Inc. Announces Fiscal 2020 First Quarter Results/4-4-4

In the Calavo Foods segment, first-quarter sales totaled $20.5 million, which compares with $23.1  million in the same period last year. Segment gross profit totaled $6.4 million, or 31.0  percent of sales, compared to segment gross profit of $6.7 million, equal to 29.2 percent of sales in the prior-year period.

Selling, general and administrative (SG&A) expense in the most recent quarter totaled $16.3  million, equal to 6.0 percent of company revenues.  This compares with $14.3 million, or 5.5 percent of total revenues last year.  The year-0ver-year increase in SG&A expense was in line with company expectations and is attributable to factors that include: higher professional service fees (due, in part, to earlier timing of services this year),  salary and benefit increases,  and transaction costs associated with the Simply Fresh Fruit acquisition.

The current year’s results include a $1 million non-cash, unrealized gain related to the company’s ownership interest in Limoneira Company.  The company’s loss from unconsolidated subsidiaries narrowed to $3.0 million in the most-recent quarter from $6.3  million one year earlier.

Outlook

CEO Gibson stated:  “Before commenting on the view ahead, I would like to reference the separate news release issued earlier today (and to be filed on Form 8-K with the SEC) announcing the first of several key appointments to Calavo’s senior management team, as well as a  board transition.  We anticipate making additional announcements in coming weeks about other additions to senior management. I  look to Calavo’s future with excitement and enthusiasm.  These outstanding team members will bring energy and leadership that will help drive the company forward in coming years. As I said in our announcement about these appointments, I also want to thank our departing managers for their contributions to the company’s success over the last many years.”

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Calavo Growers, Inc. Announces Fiscal 2020 First Quarter Results/5-5-5

The Calavo CEO continued: “Looking forward, despite turbulent industry conditions that constrained results in the most recent period, we are confident in the fundamentals of each of our business units and about the company’s prospects as we move forward into the second quarter and the remaining nine months of fiscal 2020.

“Estimates for this year’s all-source U.S. avocado supply are at least 10 percent above 2019. That is a promising indicator of opportunities for further volume gains in our Fresh segment, especially as sourcing from California and Peru comes fully online during the summer.  Reiterating what I mention above, we are encouraged by recent performance in our avocado business and are confident that in upcoming quarters we will return to profit levels in line with our historical margins.

“With respect to RFG, we expect profit-performance improvements in our company-controlled manufacturing plants.  We continue to anticipate sales growth in our company-controlled facilities. This internal growth will be supplemented by sales contribution from the above-referenced Simply Fresh Fruit business, the acquisition of which we completed in February. However, with the pending plant closure of our Midwest co-packer, we now expect a modest two to three percent decline in overall RFG segment sales for the year.  We are focused squarely on increasing RFG profitability through improved manufacturing performance across its operations and incremental contribution from Simply Fresh Fruit. Consequently, we are raising guidance on RFG segment gross profit to an estimated increase of more than 65 percent in fiscal 2020.

“Turning to Calavo Foods, we believe that this year’s larger avocado supply and the production efficiencies noted above will contribute to growth in gross profit and margin.  The sales pipeline remains robust and we continue to anticipate that business development efforts now underway will result in top-line improvement as the year progresses.  With margins remaining near historic levels on a full-year basis, we  are reaffirming our guidance for gross profit growth of more than 40 percent in fiscal 2020.

“FreshRealm, the unconsolidated subsidiary in which Calavo holds a minority ownership interest, continues to show sequential top-line improvement. We will continue to monitor FreshRealm’s progress closely.

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Calavo Growers, Inc. Announces Fiscal 2020 First Quarter Results/6-6-6

“Despite the unexpected operating headwinds encountered during the first quarter, the promising indicators in each of our segments mentioned above give us confidence that the company is on a trajectory to generate double-digit growth in adjusted diluted earnings per share over the remaining nine months of this fiscal year.

“Let me conclude on a personal note. As I begin my tenure as Calavo’s CEO, I am honored to be charged with leading this formidable company.  Its near-century-long history,  along with its track record of success in both operating results and investor returns since becoming a public company,  are remarkable.  My goal is to build upon the strategic pillars that have underpinned Calavo’s impressive growth.  Our multi-platform revenue and profit engines serve the company well and will continue to drive future success over the long-term. I plan to share more on my vision for Calavo at our annual meeting of shareholders on April 22 (with the presentation posted online in the investor relations portion of our website), and we look forward to reporting on our continued progress,” Gibson concluded.

About Calavo Growers, Inc.

Calavo Growers, Inc. is a global avocado-industry leader and an expanding provider of value-added fresh food serving retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. The Company’s Fresh segment procures and markets fresh avocados and select other fresh produce, including tomatoes and papayas. The Renaissance Food Group (RFG) segment creates, markets and distributes a portfolio of healthy, fresh foods, including fresh-cut fruit, fresh-cut vegetables and prepared foods. The Foods segment manufactures and distributes guacamole and salsa. Founded in 1924, Calavo’s fresh food products are sold under the respected Calavo brand name as well as Garden Highway, Chef Essentials and a variety of private label and store brands.

Safe Harbor Statement

This news release contains statements relating to future events and results of Calavo

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Calavo Growers, Inc. Announces Fiscal 2020 First Quarter Results/7-7-7

(including certain projections and business trends) that are "forward-looking   statements," as defined in the Private Securities Litigation and Reform Act of 1995, that involve risks, uncertainties and assumptions. If any of the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Calavo may differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including, but not limited to, any projections of revenue, gross profit, expenses, gain/(loss) on Limoneira shares, income/(loss) from unconsolidated entities, earnings, earnings per share, tax provisions, cash flows, currency exchange rates, the impact of acquisitions or debt or equity investments or other financial items; any statements of the plans, strategies and objectives of management for future operations, including execution of restructuring and integration (including information technology systems integration) plans; any statements regarding current or future macroeconomic trends or events and the impact of those trends and events on Calavo and its financial performance, whether attributable to Calavo or any of its unconsolidated entities; any statements regarding pending investigations, legal claims or tax disputes; any statements of expectation or belief; any risks associated with doing business internationally (including possible restrictive U.S. and foreign governmental actions, such as restrictions on transfers of funds and trade protection measures, such as import/export/customs duties, tariffs and/or quotas); any risks associated with receivables from and/or equity investments in unconsolidated entities; system security risk and cyber attacks and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the impact of macroeconomic trends and events; the competitive pressures faced by Calavo's businesses; the development and transition of new products and services (and the enhancement of existing products and services) to meet customer needs; integration and other risks associated with business combinations; the hiring and retention of key employees; the resolution of pending investigations, legal claims and tax disputes; any risks associated with doing business internationally (including possible restrictive U.S.

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Calavo Growers, Inc. Announces Fiscal 2020 First Quarter Results/8-8-8

and foreign governmental actions, such as restrictions on transfers of funds and trade protection measures, such as import/export/customs duties, tariffs and/or quotas); any risks associated with receivables from and/or equity investments in unconsolidated entities; system security risk and cyber attacks; and other risks, including, without limitation, those items discussed in Calavo’s latest filed Annual Report on Form 10-K and those detailed from time to time in our other filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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Source: Calavo Growers, Inc.

CALAVO GROWERS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

(in thousands)

	January 31,	October 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$4,937	$7,973
Accounts receivable, net of allowances of $3,920 (2020) and $3,366 (2019)	78,654	63,423
Inventories, net	42,237	36,889
Prepaid expenses and other current assets	10,826	9,027
Advances to suppliers	3,872	7,338
Income taxes receivable	4,004	2,865
Total current assets	144,530	127,515
Property, plant, and equipment, net	131,209	132,098
Operating lease right-of-use assets	64,159	—
Investment in Limoneira Company	32,741	31,734
Investment in unconsolidated entities	7,694	10,722
Deferred income taxes	3,447	3,447
Goodwill	18,262	18,262
Notes receivable from FreshRealm	36,112	35,241
Other assets	33,244	31,341
	$471,398	$390,360
Liabilities and shareholders' equity
Current liabilities:
Payable to growers	$21,052	$13,463
Trade accounts payable	21,880	17,421
Accrued expenses	36,074	39,629
Short-term borrowings	27,500	—
Dividend payable	—	19,354
Current portion of operating leases	5,881	—
Current portion of long-term obligations and finance leases	745	762
Total current liabilities	113,132	90,629
Long-term liabilities:
Long-term operating leases, less current portion	62,253	—
Long-term obligations and finance leases, less current portion	5,423	5,412
Deferred rent	—	3,681
Other long-term liabilities	3,549	4,769
Total long-term liabilities	71,255	13,862
Commitments and contingencies
Total shareholders' equity	287,011	285,869
	$471,398	$390,360

CALAVO GROWERS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share amounts)

	Three months ended
	January 31,
	2020	2019

Net sales	$273,348	$258,032
Cost of sales	257,540	227,195
Gross profit	15,808	30,837
Selling, general and administrative	16,298	14,276
Gain on sale of Temecula packinghouse	54	—
Operating income (loss)	(436)	16,561
Interest expense	(187)	(254)
Other income, net	994	510
Unrealized and realized net loss on Limoneira shares	1,006	(4,505)
Income before provision for income taxes and loss from unconsolidated entities	1,377	12,312
Provision (benefit) for income taxes	(650)	1,533
Net loss from unconsolidated entities	(3,028)	(6,298)
Net income (loss)	(1,001)	4,481
Less: Net loss attributable to noncontrolling interest	63	6
Net income (loss) attributable to Calavo Growers, Inc.	$(938)	$4,487

Calavo Growers, Inc.’s net income (loss) per share:
Basic	$(0.05)	$0.26
Diluted	$(0.05)	$0.26

Number of shares used in per share computation:
Basic	17,536	17,500
Diluted	17,536	17,558

CALAVO GROWERS, INC.

NET SALES AND GROSS PROFIT BY BUSINESS SEGMENT (UNAUDITED)

(in thousands)

	Fresh	Calavo		Interco.
	products	Foods	RFG	Elims	Total

Three months ended January 31, 2020
Net sales	$133,189	$20,483	$120,935	$(1,259)	$273,348
Cost of sales	126,607	14,133	118,059	(1,259)	257,540
Gross profit	$6,582	$6,350	$2,876	$—	$15,808

Three months ended January 31, 2019
Net sales	$117,449	$23,071	$119,064	$(1,552)	$258,032
Cost of sales	96,591	16,327	115,829	(1,552)	227,195
Gross profit	$20,858	$6,744	$3,235	$—	$30,837

For the three months ended January 31, 2020 and 2019, intercompany sales and cost of sales of $0.3 million and $0.5 million between Fresh products and RFG were eliminated.  For the three months ended January 31, 2020 and 2019, intercompany sales and cost of sales of $0.1 million and $0.1 million between Fresh products and Calavo Foods were eliminated. For the three months ended January 31, 2020 and 2019, intercompany sales and cost of sales of $0.9 million and $1.0 million between Calavo Foods and RFG were eliminated.

CALAVO GROWERS, INC.

RECONCILIATION OF ADJUSTED NET INCOME AND EPS (UNAUDITED)

(in thousands, except per share amounts)

	Three months ended
	January 31,
	2020	2019

Net income (loss) attributable to Calavo Growers, Inc.	$(938)	$4,487
Non-GAAP adjustments:
Non-cash losses recognized from FreshRealm (a)	3,530	6,858
Acquisition costs - SFFI, Inc. (b)	290	—
Net loss (gain) on Limoneira shares (c)	(1,006)	4,505
Tax impact of adjustments (d)	(719)	(2,896)
Adjusted net income attributed to Calavo Growers, Inc.	$1,157	$12,954

Calavo Growers, Inc.’s net income (loss) per share:
Diluted EPS (GAAP)	$(0.05)	$0.26
Adjusted Diluted EPS	$0.07	$0.74

Number of shares used in per share computation:
Diluted	17,536	17,558

(a)

For the three months ended January 31, 2020 and 2019, FreshRealm incurred losses totaling $9.3 million and $11.4 million, of which we recorded $3.5 million and $6.9 million of non-cash losses during our first fiscal quarter of 2020 and 2019. Certain details regarding FreshRealm will be included in Calavo’s quarterly report on Form 10-Q soon to be filed with the U.S. Securities and Exchange Commission.

(b)	In the first quarter of 2020, we incurred transaction expenses related to the acquisition of SFFI Company, Inc. doing business as Simply Fresh Fruit (SFFI).
(c)

In the first quarter of 2020, we recorded $1.0 million in unrealized gains related to mark-to-market adjustments in the value of our investment in Limoneira common stock.  In the first quarter of 2019, we recorded $4.4 million in unrealized losses related to these mark-to-market adjustments and also recorded a $0.1 million realized loss associated with 51,271 shares of Limoneira stock sold during the quarter.

(d)	Tax impact of non-GAAP adjustments are based on the prevailing year-to-date tax rates in each period and adjusted for any one-time tax charges.